Exhibit 99.1

Amyris Reports Fourth Quarter and 2011 Year-End Financial Results

EMERYVILLE, CA (February 27, 2012) — Amyris, Inc. (NASDAQ: AMRS), a leading renewable chemicals and fuels company, today announced financial results for the fourth quarter and year ended December 31, 2011.

“2011 was a year of accomplishment and learning. We opened three facilities on three continents to produce initial volumes of Biofene®, our renewable farnesene, and have now produced over 1.3 million liters of Biofene, which we are selling initially as squalane and diesel,” said John Melo, CEO of Amyris. “We have proven that our technology produces renewable hydrocarbons at scale and continue to meet our current customer demand for quality and performance. With the additional financing we have secured, we have a strong position to ramp our production to meet the needs of an expanding group of customers,” he added.

In a separate release today, Amyris also announced it has closed a $58.7 million private placement of its common stock at market value and issued a $25 million five-year convertible debt offering to an institutional investor.

FINANCIAL RESULTS

Aggregate revenues for year ended December 31, 2011 were $147.0 million versus $80.3 million in the prior year, with cost of products sold of $155.6 million versus $70.5 million. Research and development expense increased to $87.3 million from $55.2 million and sales, general and administrative expense increased to $83.2 million from $40.4 million. The 2011 GAAP net loss attributable to Amyris, Inc. common stockholders was $178.9 million compared with $123.9 million in the prior year. On a non-GAAP basis, excluding stock-based compensation expense and non-cash beneficial conversion feature charge booked in the third quarter of 2010, the net loss attributable to Amyris, Inc. common stockholders was $153.4 million compared to $71.4 million in the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

Aggregate revenues for the quarter ended December 31, 2011 were $41.5 million versus $29.7 million in the fourth quarter of 2010, and cost of products sold was $56.4 million versus $27.5 million. Research and development expense increased to $20.7 million from $17.0 million, and sales, general and administrative expense increased to $23.8 million from $11.0 million. Fourth quarter 2011 GAAP net loss attributable to common stockholders was $59.4 million compared with $25.6 million in the same quarter of 2010.

The Company’s balance at the end of the fourth quarter of cash, cash equivalents and marketable securities was $103.6 million.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules - flexible building blocks which can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris’s production in Brazil. Amyris also has fuel distribution capabilities in the United States through its subsidiary, Amyris Fuels, LLC. More information about Amyris is available at www.amyris.com.

Conference Call Information

The Company will discuss these results in a conference call scheduled for today at 2:00 pm PDT/5:00 pm EDT. Investors may access a live audio webcast of this conference call and the earnings call presentation in the investor relations section of the Company’s website at http://investors.amyris.com. An audio replay of the conference call will be available approximately two hours after the conclusion of the call and can be accessed by dialing 888-203-1112 if calling from within the United States or 719-457-0820 if calling from outside the United States and entering the replay pass code 7540379. A replay of the webcast will be available on the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 60 calendar days.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as production and delivery of and customer demand for our products) that involve risks and uncertainties. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays in production and commercialization of products and other risks detailed in the “Risk Factors” section of Amyris’s Form 10-K, as filed on March 14, 2011, and Form 10-Q, as filed on May 11, 2011, August 11, 2011 and November 9, 2011. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris’s operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Contact Information

Jeryl Hilleman

Chief Financial Officer

Amyris, Inc.

(510) 740-7434

investor@amyris.com

Amyris, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues
Product sales	$36,839	$26,627	$129,837	$68,664
Grants and collaboration revenue	4,700	3,102	17,154	11,647

Total revenues	41,539	29,729	146,991	80,311
Cost and operating expenses
Cost of product sales	56,368	27,483	155,615	70,515
Research and development (1)	20,695	16,957	87,317	55,249
Sales, general and administrative (1)	23,830	11,007	83,231	40,393
Restructuring income	—	—	—	(2,061)

Total cost and operating expenses	100,893	55,447	326,163	164,096

Loss from operations	(59,354)	(25,718)	(179,172)	(83,785)
Other income (expense):
Interest income	292	276	1,542	1,540
Interest expense	(371)	(159)	(1,543)	(1,443)
Other income, net	54	(55)	214	898

Total other income	(25)	62	213	995

Loss before income taxes	(59,379)	(25,656)	(178,959)	(82,790)
Provision for income taxes	(253)	—	(552)	—

Net loss	$(59,632)	$(25,656)	$(179,511)	$(82,790)
Net loss attributable to noncontrolling interest	204	13	641	920

Net loss attributable to Amyris, Inc.	$(59,428)	$(25,643)	$(178,870)	$(81,870)
Deemed dividend related to the beneficial conversion feature of Series D convertible preferred stock and conversion of Amyris Brasil S.A. shares held by third parties	—	—	—	(42,009)

Net loss attributable to Amyris, Inc. common stockholders	$(59,428)	$(25,643)	$(178,870)	$(123,879)

Net loss per share attributable to common stockholders basic and diluted	$(1.30)	$(0.59)	$(3.99)	$(8.35)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	45,663,667	43,744,476	44,799,056	14,840,253

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$1,648	$824	$6,345	$2,161
Sales, general and administrative	5,008	2,700	19,147	8,271

Total stock-based compensation expense	$6,656	$3,524	$25,492	$10,432

Amyris, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$103,592	$257,933
Accounts receivable	6,936	5,215
Inventories	9,070	4,006
Prepaid expenses and other current assets	19,873	2,905

Total current assets	139,471	270,059
Property and equipment, net	128,101	54,847
Goodwill and intangible assets	9,538	—
Other assets	43,001	32,547

Total assets	$320,111	$357,453

Liabilities and Equity
Current liabilities:
Accounts payable	$26,379	$7,116
Deferred revenue	3,139	565
Accrued and other current liabilities	30,982	14,795
Capital lease obligation, current portion	3,717	2,854
Debt, current portion	28,049	1,911

Total current liabilities	92,266	27,241
Capital lease obligation, net of current portion	2,619	3,091
Long-term debt, net of current portion	13,275	4,734
Deferred rent, net of current portion	9,957	11,186
Deferred revenue, net of current portion	4,097	1,130
Other liabilities	37,085	2,523

Total liabilities	159,299	49,905

Amyris, Inc. stockholders’ equity	161,052	307,546
Noncontrolling interest	(240)	2

Total stockholder’s equity	160,812	307,548

Total liabilities and stockholders’ equity	$320,111	$357,453

Amyris, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$25,776	$5,104	$97,024	$15,512

Depreciation and amortization	$3,349	$1,980	$11,077	$7,280

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:
Net loss attributable to Amyris Inc., common stockholders (GAAP)	$(59,428)	$(25,643)	$(178,870)	$(123,879)
Deemed dividend related to beneficial conversion feature	—	—	—	42,009
Stock Compensation Expense	6,656	3,524	25,492	10,432

Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$(52,772)	$(22,119)	$(153,378)	$(71,438)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$(1.30)	$(0.59)	$(3.99)	$(8.35)
Deemed dividend related to beneficial conversion feature	—	—	—	2.84
Stock Compensation Expense	0.15	0.08	0.57	0.70

Net loss per share attributed to common stockholders basic and diluted (Non-GAAP)	$(1.15)	$(0.51)	$(3.42)	$(4.81)